SCHEDULE 14C INFORMATION

(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

PROTOCALL TECHNOLOGIES INCORPORATED
(Name of Registrant As Specified In Charter)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PROTOCALL TECHNOLOGIES INCORPORATED
47 Mall Drive

Commack, NY 11725

INFORMATION STATEMENT AND NOTICE OF ACTION TAKEN WITHOUT A MEETING OF STOCKHOLDERS

We are not asking for a proxy and
you are requested not to send us a proxy

INTRODUCTION

This Information Statement and Notice of Action Taken Without a Meeting of Stockholders is being furnished by us to our stockholders of record as of February 12, 2008, to inform them of the February 8, 2008 approval by written consent of stockholders owning a majority, as of the record date, of our outstanding shares of common stock and series A convertible preferred stock, the only classes of our voting securities outstanding as of the record date, of an amendment to our articles of incorporation to increase the aggregate number of authorized shares of our common stock from 200 million to 550 million shares.

We are contractually obligated to increase our authorized shares pursuant to a previous financing. The previous financing was first reported in our current report on Form 8-K filed with the U.S. Securities and Exchange Commission (or SEC) on August 10, 2006, and amended in our current report on Form 8-K filed with the SEC on June 6, 2007. As a result of the change in our stock price since the date of the financing transaction and the built-in conversion price and exercise price adjustment features of the callable secured convertible notes and the warrants issued by us in that financing transaction, we no longer have the necessary authorized, unissued shares of common stock available for the maximum number of shares of common stock potentially issuable upon conversion of the notes and exercise of the warrants at this time, as well as for our employee stock option plan and other uses for our common stock. As a consequence, we must increase the aggregate number of authorized shares of our common stock from 200 million to 550 million shares to allow us to reserve adequate shares for conversion of the notes and exercise of the warrants, and to provide additional shares for issuance as needed. We anticipate reserving 319,107,539 of the newly-authorized shares of common stock for potential issuance pursuant to conversion or exercise of the callable secured convertible notes and warrants. Other than these shares, we have no present plans, proposals or arrangements to issue any of the shares being authorized.

This information statement is dated March 19, 2008, and is first being sent or given to our stockholders as of the record date on or about March 19, 2008.

VOTING RIGHTS AND OUTSTANDING SHARES

The amendment to our articles of incorporation was approved by written stockholder consent on February 8, 2008, by our stockholders owning a majority of the outstanding shares of our common stock. As of the date of the stockholder consent, our only outstanding voting securities were our shares of common stock and series A convertible preferred stock. As of the date of the stockholder consent, there were 126,133,894 shares outstanding of our common stock, plus 3,000,000 shares if converted from 30 shares of our series A convertible preferred stock outstanding. With respect to the action approved by the stockholder consent, each share of our common stock entitled its holder to one vote. Holders of series A convertible preferred stock are entitled to one vote on an as-if converted basis. The stockholder consent was signed by holders of 64,602,731 shares (or 50.03%) of the 129,133,894 shares that were entitled to be voted on these matters.

As a result of requirements under applicable federal securities and state law, the stockholder consent will not be effective, and therefore the amendment to our articles of incorporation cannot occur, until at least 20 calendar days after this information statement is sent or given to our stockholders of record as of the record date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of our common stock beneficially owned as of February 20, 2008, by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each director; (iii) each executive officer; and (iv) all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each person shown is c/o Protocall Technologies Incorporated, 47 Mall Drive, Commack, New York 11725-5717.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees. Subject to any applicable community property laws, the persons or entities named in the table below have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Bruce Newman	5,218,965 (1)	3.90%
Peter Greenfield	11,874,732 (3)	8.91%
Brenda Newman	4,501,393 (2)	3.39%
Syd Dufton	1,966,011 (6)	1.50%
CIMOS, Inc.	12,110,982 (4)	9.14%
Joachim R. Anzer	51,841,471 (5)	35.12%
Monarch Capital Fund	12,298,133 (7)	9.32%
Directors and executive officers as a group (four persons)	23,561,101 (8)	16.64%

(1)
Includes 605,494 shares of common stock issuable upon exercise of stock options granted under the Protocall 2000 Stock Incentive Plan which are currently exercisable and 3,930,871 shares of common stock issuable upon exercise of stock options granted under the Protocall 2004 Stock Incentive Plan which are currently exercisable.

(2)
Includes 591,012 shares of common stock issuable upon exercise of stock options granted under the Protocall 2000 Stock Incentive Plan which are currently exercisable and 3,227,781 shares of common stock issuable upon exercise of stock options granted under the Protocall 2004 Stock Incentive Plan which are currently exercisable.

(3)	Includes 4,130,871 shares of common stock issuable upon the exercise of stock options granted and currently exercisable under the Protocall 2004 Stock Incentive Plan.

(4)	Includes 3,385,452 shares of common stock issuable upon the exercise of currently-exercisable warrants. Based on a Schedule 13G filed on February 27, 2006, and other information known to us.

(5)	Includes 18,468,336 shares of common stock issuable upon the exercise of currently-exercisable warrants that expire between June 2008 and October 2010.

(6)	Includes 1,966,011 shares of common stock issuable upon the exercise of stock options granted and currently exercisable under the Protocall 2004 Stock Incentive Plan.

(7)
Includes 2,884,615 shares of common stock issuable upon the exercise of currently-exercisable warrants that expire November 2013. Based on a Schedule 13G filed on January 3, 2008, and other information known to us.

(8)
Includes 1,196,506 shares of common stock issuable upon exercise of stock options granted and currently exercisable under the Protocall 2000 Stock Incentive Plan. Also includes 13,255,534 shares of common stock issuable upon exercise of stock options granted under the Protocall 2004 Stock Incentive Plan.

AMENDMENT TO CERTIFICATE OF INCORPORATION

Our board of directors and stockholders owning a majority of the outstanding shares of our common stock have approved an amendment to our articles of incorporation to increase the aggregate number of authorized shares of our common stock from 200 million to 550 million shares. Our articles of incorporation presently authorize the issuance of 200 million shares of common stock. Our board of directors recently authorized the issuance of 5,000 shares of preferred stock.

Text of Amendment

The amendment would result in the text of Article III of our Articles of Incorporation reading as follows:

Number of Shares. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is five hundred fifty million (550,000,000) shares of common stock, $.001 par value. The Board may, in its discretion, issue up to 5,000 shares of preferred stock, $0.001 par value, with such terms and conditions as it may decide, without shareholder approval.

General Effect of the Proposed Amendment and Reasons for Approval

Our board of directors unanimously recommended that we approve the amendment for the following reasons:

Availability. Of our 200 million authorized shares of common stock, 126,133,894 shares were outstanding as of the record date. As of the record date, after taking into account shares of common stock reserved for issuance under compensation plans, outstanding warrants and shares underlying convertible notes, we determined we have an insufficient number of shares available for issuance. As a result of the change in our stock price since the date of a previous financing transaction first reported in our current report on Form 8-K filed with the SEC on August 10, 2006, and the built-in conversion price and exercise price adjustment features of the callable secured convertible notes and the warrants issued by us in that financing transaction, we no longer have the necessary authorized, unissued shares of common stock available for the maximum number of shares of common stock potentially issuable upon conversion of the notes and exercise of the warrants at this time, as well as for our employee stock option plan and other uses for our common stock. The following table sets forth as of February 20, 2008, and following the proposed amendment, (a) the number of shares of our common stock issued and outstanding; (b) the number of shares of our common stock authorized and reserved for issuance, identifying each purpose for which shares are being reserved; and (c) the number of shares of our common stock authorized and unreserved (showing the current deficit):

		February 20, 2008	After Amendment
(a)	Issued and
	Outstanding Common Stock	126,133,894	126,133,894

(b)	Authorized Common Stock	200,000,000	550,000,000

(c)	Reserved Common Stock:
	• for exercise of employee and director stock options	17,907,901	17,907,901
	• for exercise of other warrants	40,849,783	40,849,783
	• for conversion/exercise of callable convertible notes and related warrants	331,055,961	331,055,961
	• for conversion of series A preferred stock	3,000,000	3,000,000
	Total Reserved	392,813,645	392,813,645

(d)	Authorized and Unreserved Common Stock (deficit)	(319,107,539)	31,052,461

As a consequence, we must increase the aggregate number of authorized shares of our common stock from 200 million to 550 million shares to allow us to reserve adequate shares for conversion of the callable convertible notes and exercise of the related warrants, as well as for our employee stock option plan and the other uses described above. We will reserve the newly-authorized shares of common stock for potential issuance pursuant to conversion or exercise of the notes and warrants, as well as for our employee stock option plan and the other uses described above. Other than with respect to these shares, we have no present plans, proposals or arrangements to issue any of the shares being authorized.

Adoption of the amendment would enable our board of directors from time to time to issue additional shares of our common stock authorized by the amendment for such purposes and such consideration as our board of directors may approve without further approval of our stockholders, except as may be required by law or the rules of any national securities exchange on which our shares of common stock are at the time listed. As is true for shares presently authorized, common stock authorized by the amendment may, when issued, have a dilutive effect on the equity and voting power of existing holders of common stock.

The effective increase in the number of authorized, unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our articles of incorporation or by-laws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of our company through a transaction opposed by our board of directors. Our management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the stockholders. In addition, certain provisions of the Nevada General Corporation Law, as embodied in our articles of incorporation, could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. We do not currently have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

There are no preemptive rights with respect to our common stock. The additional authorized shares of common stock would have the identical powers, preferences and rights as the shares now authorized. Under Nevada law, stockholders will not have any dissenters’ or appraisal rights in connection with the amendment. The amendment will become effective upon the filing, promptly after the expiration of the 20-day period commencing on the mailing of this information statement, of the certificate of amendment required by the Nevada General Corporation Law.

Description of Financing Transactions - Callable Convertible Notes and Related Warrants

August 2006 Securities Purchase Agreement
From August 2006 through February 2008, we entered into several callable convertible note financing transactions with substantially similar terms and parties, as described below. As of March 31, 2008, we have issued callable convertible notes in the outstanding principal amount of $2,967,182 and warrants to purchase 58,281,730 shares of common stock. In August 2006, we entered into a securities purchase agreement with several institutional investors, under which we sold 6% callable convertible notes due August 8, 2009, in the principal amount of $700,000. We also granted the investors seven-year warrants to purchase a total of 15,000,000 shares of common stock at an exercise price of $.10 per share, subject to adjustment for dilutive share issuances. In September 2006, we entered into an amendment to the securities purchase agreement with several institutional investors, under which we sold additional 6% callable convertible notes due September 29, 2009, in the principal amounts of $600,000 and $217,750. The holder of the $217,750 note was issued seven-year warrants to purchase a total of 2,512,500 shares of common stock at an exercise price of $.10 per share, subject to adjustment for dilutive share issuances. In November 2006, we entered into a joinder to the securities purchase agreement with additional institutional investors, under which we sold additional 6% callable convertible notes due November 7, 2009, in the principal amount of $500,000. The investors were also issued seven-year warrants to purchase a total of 5,769,230 shares of common stock at an exercise price of $.10 per share, subject to adjustment for dilutive share issuances. In May 2007, pursuant to an advance agreement, we amended the securities purchase agreement and the institutional investors funded an additional $500,000 in 6% callable convertible notes and, in July 2007, we issued 6% callable convertible notes in the amount of $200,000 on the same terms as the other notes under the securities purchase agreement. All of the funds under the securities purchase agreement were used to support our working capital requirements.

August 2007 Securities Purchase Agreement
In August 2007, we entered into a securities purchase agreement with several institutional investors, under which we sold 8% callable convertible notes due August 21, 2010, in the principal amount of $400,000. We also granted the investors seven-year warrants to purchase a total of 20,000,000 shares of our common stock at an exercise price of $.02 per share, subject to adjustment for dilutive share issuances.

December 2007 Securities Purchase Agreement
In December 2007, we entered into a securities purchase agreement with several institutional investors, under which we sold 8% callable convertible notes due December 24, 2010, in the principal amount of $200,000. We also granted the investors warrants to purchase a total of 15,000,000 shares of common stock at an exercise price of $.03 per share, subject to adjustment for dilutive share issuances.

January 2008 Securities Purchase Agreement
In January 2008, we entered into a securities purchase agreement with the investors, under which unpaid accrued interest on previously-issued convertible notes were rolled into new 2% callable convertible notes due January 31, 2011, in the principal amount of $123,135.27.

February 2008 Securities Purchase Agreement
In February 2008, we entered into a securities purchase agreement with an investor, under which we sold 8% callable convertible notes due February 19, 2011, in the principal amount of $150,000. We also granted the investors seven-year warrants to purchase a total of 540,000 shares of common stock at an exercise price of $.10 per share, subject to adjustment for dilutive share issuances.

Common Features of Callable Convertible Notes
The callable convertible notes issued pursuant to the securities purchase agreements are convertible into shares of our common stock at a so-called variable conversion price, subject to adjustment if we issue any additional shares of common stock at a price per share less than the applicable conversion rate then in effect, without any floor price. The variable conversion price is the applicable percentage (50%), multiplied by the average of the lowest three trading prices for our common stock during the previous 20 trading days. Conversions, including warrant exercises, are limited monthly to the greater of $80,000 or the 10-day average daily volume, and in total are limited to the holder’s beneficial ownership of 4.99% of our outstanding shares (except for the February 2008 notes, for which conversions, including warrant exercises, are limited to the holder’s beneficial ownership of 9.99% of our outstanding shares). We have a call option to prepay (or redeem) the notes assuming our common stock is trading at or below $.20 per share. We are required to pay in cash for prepayments at 140% for prepayments. We have a partial call option if the volume-weighted average price of our common stock for the previous five trading days is below $.1198. For a partial call option, we are required to prepay a portion of the outstanding principal amount of the notes equal to 101% of the principal, divided by 36, plus one month’s interest.

The table below illustrates the number of shares that would be issued by us upon full conversion of the callable convertible notes using two examples of our recent trading price.

Dilution Table for Conversion/Exercise of Callable Convertible Notes and Related Warrants

	If Trading Price is $.055 per Share	If Trading Price is $.022 per Share
Principal Amount of Callable Convertible Notes	$2,967,182	$2,967,182
Note Holder’s Conversion Price - 50% discount to average of three lowest intraday trading prices during preceding 20 days	$.027667	$.010878
Shares underlying Callable Convertible Notes divided by Conversion Price	107,246,250	272,774,231
Warrants issued in connection with Callable Convertible Notes	58,281,730	58,281,730
Shares underlying Callable Convertible Notes and Related Warrants	165,527,980	331,055,961
Total Outstanding Shares of Protocall	126,133,894	126,133,894
Potential Percentage Dilutive Impact	57%	72%

Description of Employee and Director Stock Options

In March 2000, we adopted a stock plan for the issuance of up to 3,000,000 shares of common stock to employees, directors and consultants. In 2004, we adopted the 2004 Stock Option Plan, under which a total of 1,000,000 shares of common stock were reserved for issuance. In August 2006, our shareholders voted to increase those stock options to cover 19,000,000 shares. As of December 31, 2007, options to purchase 17,907,901 shares of common stock were outstanding pursuant to the 2004 Plan, with exercise prices ranging between $.10 and $1.35 per share. Non-employee director options vest monthly or quarterly over a one-year period and are exercisable over either five or ten-year periods. Most employee options vest annually or quarterly over a three-year period, and are exercisable over either five or ten-year periods.

Description of Other Warrants

As of February 20, 2008, we had outstanding warrants (exclusive of warrants issued in connection with our callable convertible notes described above) to purchase 40,849,783 shares of our common stock. The warrants have exercise prices ranging from $.083 to $4.00 per share, with exercise terms ranging from three to seven years. These warrants were issued for various purposes, including equity financing and strategic alliances.

Description of Series A Convertible Preferred Stock

Currently, 500 shares of our preferred stock have been designated as Series A Convertible Preferred Stock. As of December 31, 2007, there were 30 shares of series A preferred outstanding, convertible into 3,000,000 shares of common stock, issued to investors. Each share of Series A Preferred will automatically convert into 100,000 shares of our common stock, without any further payment on the earlier of the date on which total dividends paid per share of Series A Preferred equal $50,000, or December 31, 2010. At the end of any calendar quarter beginning on March 31, 2008, and continuing until September 30, 2010, each holder of series A preferred will have a one-time option to convert all unpaid dividends attributable to all shares of series A preferred owned into our common stock. The conversion price will be the closing market price on the last trading day of that quarter; provided, in no event will the conversion price be less than $.10 per share.

REASONS WE USED STOCKHOLDER CONSENT AS OPPOSED TO SOLICITATION OF STOCKHOLDER APPROVAL VIA PROXY STATEMENT AND SPECIAL MEETING

The increase in our authorized shares of common stock requires an amendment to our articles of incorporation, which cannot proceed until stockholder approval is obtained and effective. Stockholder approval could have been obtained by us in one of two ways: (i) by the dissemination of a proxy statement and subsequent majority vote in favor of the actions at a stockholders meeting called for such purpose, or (ii) by a written consent of the holders of a majority of our voting securities. However, the latter method, while it represents the requisite stockholder approval, is not deemed effective until 20 days after this information statement has been sent to all of our stockholders giving them notice of and informing them of the actions approved by such consent.

Given that we have already secured the affirmative consent of the holders of a majority of our voting securities to the amendment to our articles of incorporation, we determined that it would be a more efficient use of limited corporate resources to forego the dissemination of a proxy statement and subsequent majority vote in favor of the actions at a stockholders’ meeting called for such a purpose, and rather proceed through the written consent of the holders of a majority of our voting securities. Spending the additional company time, money and other resources required by the proxy and meeting approach would have been potentially wasteful and, consequently, detrimental to completing the amendment in a manner that is timely and efficient for us and our stockholders.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our directors or officers or their associates have any interest, direct or indirect, by security holdings or otherwise, in any of the matters to be approved by the stockholders as described in this information statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “http://www.sec.gov.”

You should rely only on the information contained or incorporated by reference in this information statement. We have not authorized anyone to provide you with information that is different from what is contained in this information statement. This information statement is dated March 19, 2008. You should not assume that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement to stockholders shall not create any implication to the contrary.

Dated: March 19, 2008

By Order of the Board of Directors, Bruce Newman Chief Executive Officer